                                                                    Exhibit 21.1



SUBSIDIARIES OF THE COMPANY
---------------------------

Able Oil, Inc.
Able Propane, L.L.C.
Able Oil Melbourne, Inc.
Able Oil Company Montgomery
A&O Environmental Services, Inc.